                                                 AMERICAN TECHNOLOGY CORPORATION
                                                                   EXHIBIT 3.1.3
                                           Corrected Certificate of Designations
                                         of Series A Convertible Preferred Stock
                                              dated and filed on August 25, 1997


                         AMERICAN TECHNOLOGY CORPORATION

                    CORRECTED CERTIFICATE OF DESIGNATIONS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

                  (Pursuant to Section 103(f) and 151(g) of the
                        Delaware General Corporation Law)

        American Technology Corporation, a Delaware corporation (the "Corporation"), in accordance with the provisions of Sections 103(f) and 151(g) of the Delaware General Corporation Law DOES HEREBY CERTIFY THAT:

        Pursuant to authority vested in its Board of Directors of the Corporation (the "Board of Directors" or the "Board") by the Certificate of Incorporation, as amended, of the Corporation, the Board of Directors, by unanimous written consent dated August 4, 1997, adopted a resolution providing for the creation of a series of the Corporation's Preferred Stock, $.00001 par value, which series was designated "Series A Convertible Preferred Stock." The Corporation on August 15, 1997, filed with the Delaware Secretary of State its "Certificate of Designations of Series A Convertible Preferred Stock" dated August 14, 1997 (the "Certificate of Designations").

        Due to inadvertence resulting from clerical error, the Certificate of Designations contained several errors which now require correction by this instrument. FIRST, Section 1 (Certain Defined Terms) omitted to include definitions of the terms "Cash and Cash Equivalents," "Marketable Securities" and "Short-Term Investments." SECOND, paragraph (b) of Section 5 (Dividends and Distributions) omitted to include the language "directly or indirectly for a consideration consisting in whole or in part of Cash or Cash Equivalents, Short-Term Investments or Marketable Securities."

        The Corporation now wishes, pursuant to Section 103(f), to file with the Delaware Secretary of State a corrected Certificate of Designations by setting forth the entire Certificate of Designations in corrected form. This instrument is not a "certificate of correction" as such term is used in Section 103(f). Following is the entire text of the Certificate of Designations in corrected form:

        RESOLVED, that pursuant to authority vested in the Board of Directors by the Certificate of Incorporation, as amended, the Board of Directors does hereby provide for the creation of a series of the Preferred Stock, $.00001 par value (hereafter called the "Preferred Stock"), of the Corporation, and to the extent that the voting powers and the designations, preferences and relative, participating, optional or other special rights thereof and the qualifications, limitations or restrictions of such rights have not been set forth in the Certificate of Incorporation, as amended, of the Corporation, does hereby fix the same as follows:

                      SERIES A CONVERTIBLE PREFERRED STOCK

        SECTION 1. CERTAIN DEFINED TERMS. (a) All the agreements or instruments defined in this Certificate of Designations shall mean such agreements or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and of this Certificate of Designations.

        (b) The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Affiliate" means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or under common control with the subject person. For purposes of the term "Affiliate," the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or to cause the direction or management and policies of a person, whether through the ownership of securities, by contract or otherwise.

        "Board of Directors" or "Board" means the Board of Directors of the Corporation.

        "Cash and Cash Equivalents" means cash and any asset which would, on a balance sheet prepared in accordance with generally accepted accounted principles in the United States, be classified as cash or cash equivalents.

        "Common Stock" means the Common Stock, $.00001 par value, of the Corporation.

        "Computation Date" means

                      (1) if the Registration Statement has not been declared effective by the SEC within 120 days after the Issuance Date, the date which is 91 days after the Issuance Date, unless the Registration Statement theretofore has been declared effective by the SEC,

                      (2) each date which is 30 days after the Computation Date specified in the preceding clause (1) or 30 days after a Computation Date specified in this clause (2), in each such case if the Registration Statement has not been declared effective by the SEC prior to such 30th day, and

                      (3) if the Registration Statement has not been declared effective by the SEC within 120 days after the Issuance Date, the date on which the Registration Statement is declared effective by the SEC;

provided, however, that the latest Computation Date shall be the date which is 365 days after the Issuance Date, whether or not the Registration Statement has been declared effective by the SEC on or before such date.

        "Conversion Agent" means Interwest Transfer Company, Inc., or its duly appointed successor.

        "Conversion Date" means the date on which the notice of conversion is actually received by the Conversion Agent, whether by mail, courier, personal service, telephone line facsimile transmission or other means, in case of a conversion at the option of the holder pursuant to Section 10(a).

        "Conversion Notice" means a written notice, duly signed by or on behalf of the holder, stating the number of shares of Series A Convertible Preferred Stock to be converted in the form specified in the Subscription Agreements.

        "Conversion Percentage" means 85%.

        "Conversion Value" means as of any date the sum of (1) $10.00; provided, however, that if the Registration Statement is not ordered effective by the SEC within 120 days after the Issuance Date, then such $10.00 amount shall be increased on each Computation Date at the rate of 1% for the first 30 days after such 120th day that the Registration Statement has not been ordered effective by the SEC (pro rated in the case of any period of less than 30 days) and at the rate of 3% for each period of 30 days after the 150th day after the Issuance Date that the Registration Statement has not been ordered effective by the SEC (pro rated in the case of any period of less than 30 days) plus (2) an amount which accrues from the Issuance Date without interest at a rate of $0.60 per annum, computed on the basis of a 360-day year of twelve 30-day months, to such date.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Issuance Date" means the first date of original issuance of any shares of Series A Convertible Preferred Stock.

        "Junior Dividend Stock" means, collectively, the Common Stock and any other class or series of capital stock of the Corporation ranking junior as to dividends to the Series A Convertible Preferred Stock.

        "Junior Liquidation Stock" means the Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Series A Convertible Preferred Stock.

        "Liquidation Preference" means, for each share of Series A Convertible Preferred Stock, the Conversion Value on the date of final distribution to the holders of shares of Series A Convertible Preferred Stock in connection with the liquidation, dissolution or winding up of the Corporation.

        "Mandatory Conversion Date" means the date which is 365 days after the Issuance Date.

        "Marketable Securities" means securities which would, on a balance sheet prepared in accordance with generally recognized accounting principles in the United States, be classified as marketable securities.

        "Market Price" of the Common Stock on any date means the closing bid price of such security on such date on the principal securities exchange or other market on which such security is listed for trading, as reported by such exchange or other market (subject to equitable adjustment from time to time on terms reasonably acceptable to the holders of the outstanding shares of Series A Convertible Preferred Stock for (i) stock splits, (ii) stock dividends, (iii) combinations, (iv) capital reorganizations, (v) issuance to all holders of Common Stock of rights or warrants to purchase shares of Common Stock at a price per share less than the Market Price which would otherwise be applicable, (vi) the distribution by the Company to all holders of Common Stock of evidences of indebtedness of the Company or cash (other than regular quarterly cash dividends), (vii) tender offers by the Company or any subsidiary of the Company or other repurchases of shares of Common Stock in one or more transactions which, individually or in the aggregate, result in the purchase of more than 10% of the Common Stock outstanding and (viii) similar events relating to the Common Stock, in each such case which occur on or after the Issuance Date and during a Measurement Period); provided, however, that if on any date there shall be no reported closing bid price of such security, the "Market Price" on such date shall be the closing bid price of such security on the date next preceding such date on which a closing bid price for such security has been so reported; provided further, however, that if on any date there shall be no reported closing bid price of such security and at the time the closing bid price for such date is being determined there shall be known a closing bid price so reported for the date next subsequent to such date on which a closing bid price shall have been so reported, then the Market Price on such date for which there shall have been no reported closing bid price shall be the lower of (x) the Market Price as determined pursuant to the second proviso to this definition and
(y) the closing bid price as so reported for such succeeding day for which a closing bid price as so reported is known.

        "Measurement Period" means, with respect to any date, the period of five
(5) consecutive Trading Days ending one Trading Day prior to such date.

        "Nasdaq" means the Nasdaq National Market or the Nasdaq SmallCap Market.

        "OTC" means the OTC Bulletin Board.

        "Parity Liquidation Stock" means any class or series of the Corporation's capital stock having parity as to liquidation rights with the Series A Convertible Preferred Stock.

        "Registration Rights Agreements" means the several Registration Rights Agreements entered into between the Corporation and the original holders of shares of Series A Convertible Preferred Stock, as amended or modified from time to time in accordance with their terms.

        "Registration Statement" means the Registration Statement required to be filed by the Corporation with the SEC pursuant to Section 2(a) of the Registration Rights Agreements.

        "Restricted Person" shall have the meaning provided in Section 10(a).

        "SEC" means the United States Securities and Exchange Commission.

        "Senior Dividend Stock" means any class or series of capital stock of the Corporation ranking senior as to dividends to the Series A Convertible Preferred Stock.

        "Senior Liquidation Stock" means any class or series of capital stock of the Corporation ranking senior as to liquidation rights to the Series A Convertible Preferred Stock.

        "Series A Convertible Preferred Stock" means the Series A Convertible Preferred Stock of the Corporation.

        "Short-Term Investments" means investments which would, on a balance sheet prepared in accordance with generally recognized accounting principles in the United States, be classified as short-term investments.

        "Subscription Agreements" means the several Subscription Agreements between the Corporation and the original holders of shares of Series A Convertible Preferred Stock pursuant to which the shares of Series A Convertible Preferred Stock were issued.

        "Tender Offer" means a tender offer or exchange offer.

        "Trading Day" means a day on which the national securities exchange, Nasdaq or the OTC which at the time constitutes the principal securities market for the Common Stock is open for general trading.

        SECTION 2. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Convertible Preferred Stock", and the number of shares constituting the Series A Convertible Preferred Stock shall be 350,000, and shall not be subject to increase.

        SECTION 3. STATED CAPITAL. The amount to be represented in stated capital at all times for each share of Series A Convertible Preferred Stock shall be $.00001. For purposes of making any determination as to whether the Corporation is legally permitted to pay dividends on or to redeem any of its shares of capital stock pursuant to Section 170 and Section 160, respectively, of the General Corporation Law of the State of Delaware, the Corporation shall treat an amount equal to $10.00 per share of Series A Convertible Preferred Stock as if such amount was the stated capital for each such share.

        SECTION 4. RANK. All Series A Convertible Preferred Stock shall rank (i) senior to the Common Stock, now or hereafter issued, as to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, (ii) on a parity with any additional series of preferred stock of any class which the Board of Directors may from time to time authorize and any shares of which series are issued within 240 days after the Issuance Date, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, (iii) on a parity with the shares of any additional class of preferred stock (or series of preferred stock of such class) which the Board of Directors or the stockholders may from time to time authorize in accordance herewith, which class (or series thereof) by its terms ranks on a parity with the shares of Series A Convertible Preferred Stock and
(iv) senior to any other class or series of preferred stock (other than as stated in the immediately preceding clauses (ii) and (iii)) of the Corporation.

        SECTION 5. DIVIDENDS AND DISTRIBUTIONS. (a) The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive dividends, when, as, and if declared by the Board of Directors out of funds legally available for such purpose. Such dividends, if any, shall not be cumulative.

        (b) Neither the Corporation nor any subsidiary of the Corporation shall redeem, repurchase or otherwise acquire in any one transaction or series of related transactions any shares of Common Stock, Junior Dividend Stock or Junior Liquidation Stock directly or indirectly for a consideration consisting in whole or in part of Cash or Cash Equivalents, Short-Term Investments or Marketable Securities if the number of shares so repurchased, redeemed or otherwise acquired in such transaction or series of related transactions is more than either (x) 3.0% of the number of shares of Common Stock, Junior Dividend Stock or Junior Liquidation Stock, as the case may be, outstanding immediately prior to such transaction or series of related transactions or (y) 1% of the number of shares of Common Stock, Junior Dividend Stock or Junior Liquidation Stock, as the case may be, outstanding immediately prior to such transaction or series of related transactions if such transaction or series of related transactions is with any one person or group of affiliated persons, unless the Corporation or such subsidiary offers to purchase for cash from each holder of shares of Series A Convertible Preferred Stock at the time of such redemption, repurchase or acquisition the same percentage of such holder's shares of Series A Convertible Preferred Stock as the percentage of the number of outstanding shares of Common Stock, Junior Dividend Stock or Junior Liquidation Stock, as the case may be, to be so redeemed, repurchased or acquired at a purchase price per share of Series A Convertible Preferred Stock equal to the greater of (i) the sum of (a) the Conversion Value on the date of purchase pursuant to this Section 5(b) plus (b) an amount equal to the product obtained by multiplying (x) the sum stated in the immediately preceding clause (a) times (y) the quotient (expressed as a percentage) obtained by dividing (A) the amount determined by subtracting from 100 percent the Conversion Percentage in effect on the date of purchase pursuant to this Section 5(b) by (B) the Conversion Percentage in effect on the date of purchase pursuant to this Section 5(b) and (ii) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock which would, but for the purchase pursuant to this Section 5(b), be issuable on conversion in accordance with Section 10(a) of one share of Series A Convertible Preferred Stock if a Conversion Notice were given by the holder of such share of Series A Convertible Preferred Stock on the date of purchase pursuant to this Section 5(b) (determined without regard to any limitation on conversion contained in Section 10(a)) times (y) the arithmetic average of the Market Price of the Common Stock for the Measurement Period with respect to the date of purchase pursuant to this Section 5(b).

        Any references to "distribution" contained in this Section 5 shall not be deemed to include any stock dividend or distributions made in connection with any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

        (c) Neither the Corporation nor any subsidiary of the Corporation shall
(1) make any Tender Offer for outstanding shares of Common Stock, unless the Corporation contemporaneously therewith makes an offer, or (2) enter into an agreement regarding a Tender Offer for outstanding shares of Common Stock by any person other than the Corporation or any subsidiary of the Corporation, unless such person agrees with the Corporation to make an offer, in either such case to each holder of outstanding shares of Series A Convertible Preferred Stock to purchase for cash at the time of purchase in such Tender Offer the same percentage of shares of Series A Convertible Preferred Stock held by such holder as the percentage of outstanding shares of Common Stock offered to be purchased in such Tender Offer at a price per share of Series A Convertible Preferred Stock equal to the greater of (i) the sum of (a) the Conversion Value in effect on the date of purchase pursuant to this Section 5(c), plus (b) an amount equal to the product obtained by multiplying (x) the sum stated in the immediately preceding clause (a) times (y) the quotient (expressed as a percentage) obtained by dividing (A) the amount determined by subtracting from 100 percent the Conversion Percentage in effect on the date of purchase pursuant to this Section 5(c) by (B) the Conversion Percentage in effect on the date of purchase pursuant to this Section 5(c) and
(ii) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock which would, but for the purchase pursuant to this
Section 5(c), be issuable on conversion in accordance with Section 10(a) of one share of Series A Convertible Preferred Stock if a Conversion Notice were given by the holder of such share of Series A Convertible Preferred Stock on the date of purchase pursuant to this Section 5(c) (determined without regard to any limitation on conversion contained in Section 10(a)) times (y) the price per share of Common Stock offered in such Tender Offer.

        SECTION 6. LIQUIDATION PREFERENCE. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount per share of Series A Convertible Preferred Stock equal to the Liquidation Preference, and no more, before any payment shall be made or any assets distributed to the holders of Junior Liquidation Stock; provided, however, that such rights shall accrue to the holders of Series A Convertible Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preference of the holders of Senior Liquidation Stock are fully met. After the liquidation preferences of the Senior Liquidation Stock are fully met, the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series A Convertible Preferred Stock and any Parity Liquidation Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation price of the shares of the Series A Convertible Preferred Stock and the Parity Liquidation Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property in and of itself will be considered a liquidation, dissolution or winding up of the Corporation.

        SECTION 7. NO MANDATORY REDEMPTION. The shares of Series A Convertible Preferred Stock shall not be subject to mandatory redemption by the Corporation except as provided herein.

        SECTION 8. NO SINKING FUND. The shares of Series A Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

        SECTION 9. NO OPTIONAL REDEMPTION. The shares of Series A Convertible Preferred Stock shall not be subject to redemption at the option of the Corporation or the holder thereof.

        SECTION 10. CONVERSION.

        (A) CONVERSION AT OPTION OF HOLDER. The holders of the Series A Convertible Preferred Stock may convert any or all of their shares of Series A Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided, provided that each such conversion shall cover at least 10,000 shares of Series A Convertible Preferred Stock or such lesser number of shares of Series A Convertible Preferred Stock as (1) shall be held by a particular holder or (2) as shall be convertible within the limitation set forth in the second proviso to the next succeeding sentence or (3) may be permitted from time to time by the Corporation in its discretion. Commencing on the Issuance Date, and at any time thereafter, each share of Series A Convertible Preferred Stock may be converted at the office of the Conversion Agent or at such other additional office or offices, if any, as the Board of Directors may designate, initially into such number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) determined by dividing (x) the Conversion Value in effect on the applicable Conversion Date by (y) the product of (a) the Conversion Percentage with respect to the applicable Conversion Date times (b) the arithmetic average of the Market Price of the Common Stock for the Measurement Period with respect to the applicable Conversion Date; provided, however, that in no event shall the amount determined in accordance with this clause (b) be greater than $5.75 or less than $3.00 (each such figure in this proviso to be subject to equitable adjustments from time to time on terms acceptable to the holders of the Series A Convertible Preferred Stock for stock splits, stock dividends, combinations, recapitalizations, reclassifications and similar events occurring on or after the date of filing of this Certificate of Designations with the Secretary of State of the State of Delaware); provided further, however, that in no event shall any holder of shares of Series A Convertible Preferred Stock be entitled to convert any shares of Series A Convertible Preferred Stock in excess of that number of shares of Series A Convertible Preferred Stock upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by such holder and any person whose beneficial ownership of shares of Common Stock would be aggregated with such holder's beneficial ownership of shares of Common Stock for purposes of Section 13(d) of the Exchange Act, and Regulation 13D-G thereunder (each a "Restricted Person" and collectively, the "Restricted Persons") (other than shares of Common Stock deemed beneficially owned through the ownership of unconverted shares of Series A Convertible Preferred Stock) and (2) the number of shares of Common Stock issuable upon the conversion of the number of shares of Series A Convertible Preferred Stock with respect to which the determination in this proviso is being made, would result in beneficial ownership by such holder and all Restricted Persons of such holder of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13D-G thereunder, except as otherwise provided in clause (1) of the second proviso to the immediately preceding sentence.

        (b) OTHER PROVISIONS. (1) The holders of shares of Series A Convertible Preferred Stock at the close of business on the record date for any dividend payment to holders of Series A Convertible Preferred Stock shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof after such dividend payment record date or the Corporation's default in payment of the dividend due on such dividend payment date; provided, however, that the holder of shares of Series A Convertible Preferred Stock surrendered for conversion during the period between the close of business on any record date for a dividend payment and the opening of business on the corresponding dividend payment date must pay to the Corporation, within five days after receipt by such holder, an amount equal to the dividend payable on such shares on such dividend payment date if such dividend is paid by the Corporation to such holder. A holder of shares of Series A Convertible Preferred Stock on a record date for a dividend payment who (or whose transferee) tenders any of such shares for conversion into shares of Common Stock on or after such dividend payment date will receive the dividend payable by the Corporation on such shares of Series A Convertible Preferred Stock on such date, and the converting holder need not make any payment of the amount of such dividend in connection with such conversion of shares of Series A Convertible Preferred Stock. Except as provided above, no adjustment shall be made in respect of cash dividends on Common Stock or Series A Convertible Preferred Stock that may be accrued and unpaid at the date of surrender of shares of Series A Convertible Preferred Stock.

               (2)(A) The right of the holders of Series A Convertible Preferred Stock to convert their shares shall be exercised by delivering (which may be done by telephone line facsimile transmission) a Conversion Notice to the Conversion Agent together with a certificate or certificates representing at least the number of shares of Series A Convertible Preferred Stock being converted. The Corporation, acting through the Conversion Agent, will, within three Trading Days after receipt of such certificate(s), forthwith issue and deliver upon the order of such holder of shares of Series A Convertible Preferred Stock new certificate(s) of like tenor, registered as such holder of shares of Series A Convertible Preferred Stock may request, representing in the aggregate the remaining number of unconverted shares of Series A Convertible Preferred Stock, if any, represented by such certificate(s).

               (B) The Corporation shall pay any transfer tax arising in connection with any conversion of shares of Series A Convertible Preferred Stock except that the Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon conversion of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of the Series A Convertible Preferred Stock being converted, and the Corporation shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The number of shares of Common Stock to be issued upon each conversion of shares of Series A Convertible Preferred Stock shall be the number set forth in the applicable Conversion Notice which number shall be conclusive absent manifest error. The Corporation shall notify a holder who has given a Conversion Notice of any claim of manifest error within one business day after such holder gives such Conversion Notice and no such claim of error shall limit or delay performance of the Corporation's obligation to issue upon such conversion the number of shares of Common Stock which are not in dispute. A Conversion Notice shall be deemed for all purposes to be in proper form unless the Corporation notifies a holder of shares of Series A Convertible Preferred Stock being converted within one business day after a Conversion Notice has been given (which notice shall specify all defects in the Conversion Notice) and any Conversion Notice containing any such defect shall nonetheless be effective on the date given if the converting holder promptly corrects all such defects.

               (3) The Corporation (and any successor corporation) shall take all action necessary so that a number of shares of the authorized but unissued Common Stock (or common stock in the case of any successor corporation) sufficient to provide for the conversion of the Series A Convertible Preferred Stock outstanding upon the basis hereinbefore provided are at all times reserved by the Corporation (or any successor corporation), free from preemptive rights, for such conversion, subject to the provisions of the next succeeding paragraph. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series A Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Convertible Preferred Stock on the new basis. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the outstanding shares of Series A Convertible Preferred Stock, the Corporation promptly shall seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (4) In case of any consolidation or merger of the Corporation with any other corporation (other than a wholly-owned subsidiary of the Corporation) in which the Corporation is not the surviving corporation, or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that each holder of shares of Series A Convertible Preferred Stock then outstanding shall have the right thereafter to convert such shares of Series A Convertible Preferred Stock into the kind of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer, or share exchange by a holder of shares of Common Stock into which such shares of Series A Convertible Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer, or share exchange and on a basis which preserves the economic benefits of the conversion rights of the holders of shares of Series A Convertible Preferred Stock on a basis as nearly as practical as such rights exist hereunder prior thereto. If, in connection with any such consolidation, merger, sale, transfer, or share exchange, each holder of shares of Common Stock is entitled to elect to receive securities, cash, or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Series A Convertible Preferred Stock the right to elect the securities, cash, or other assets into which the Series A Convertible Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made, and the effect of failing to exercise the election). The Corporation shall not effect any such transaction unless the provisions of this paragraph have been complied with. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, or share exchanges.

               (5) If a holder shall have given a Conversion Notice for shares of Series A Convertible Preferred Stock and delivered certificate(s) representing such shares in accordance with Section 10(b)(2)(A), the Corporation shall issue and deliver to such person certificates for the Common Stock issuable upon such conversion within three Trading Days after such Conversion Notice is given and such certificates for Series A Convertible Preferred Stock are delivered and the person converting shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash, or other assets as herein provided. If a holder shall have given a Conversion Notice and delivered certificates for shares of Series A Convertible Preferred Stock as provided herein, the Corporation's obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of any action or inaction by the converting holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Corporation to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the holder of any obligation to the Corporation, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the holder in connection with such conversion. The occurrence of an event which requires an equitable adjustment of the Market Price as contemplated by the definition thereof in Section 1(b) shall in no way restrict or delay the right of the holder to receive certificates for Common Stock upon conversion of shares of Series A Convertible Preferred Stock and the Company shall use its best efforts to implement such adjustment on terms reasonably acceptable to the holder within two Business Days of such occurrence and in any event shall be required to issue any such shares of Common Stock as to which there is no dispute within three Trading Days after a Conversion Notice is given by such holder. If the Corporation fails to issue and deliver the certificates for the Common Stock to the holder converting shares of Series A Convertible Preferred Stock pursuant to the first sentence of this paragraph as and when required to do so, in addition to any other liabilities the Corporation may have hereunder and under applicable law (1) the Corporation shall pay or reimburse such holder on demand for all out-of-pocket expenses including, without limitation, reasonable fees and expenses of legal counsel incurred by such holder as a result of such failure, (2) the Conversion Percentage applicable to such conversion shall be reduced by two-and-one-half percentage points from the Conversion Percentage otherwise applicable to such conversion and (3) such holder may by written notice (which may be given by mail, courier, personal service or telephone line facsimile transmission) or oral notice (promptly confirmed in writing) given at any time prior to delivery to such holder of the certificates for the shares of Common Stock issuable upon such conversion of shares of Series A Convertible Preferred Stock, rescind such conversion, whereupon such holder shall have the right to convert such shares of Series A Convertible Preferred Stock thereafter in accordance herewith.

               (6) No fractional shares of Common Stock shall be issued upon conversion of Series A Convertible Preferred Stock but, in lieu of any fraction of a share of Common Stock to purchase fractional shares of Common Stock which would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Corporation shall pay in cash an amount equal to the product of (i) the arithmetic average of the Market Price of a share of Common Stock on the three consecutive Trading Days ending on the Trading Day immediately preceding the Conversion Date and (ii) such fraction of a share.

               (7) Whenever the Corporation shall propose to take any of the actions specified in Section 10(b)(4), the Corporation shall cause a notice to be mailed at least 20 days prior to the date on which the books of the Corporation will close or on which a record will be taken for such action, to the holders of record of the outstanding Series A Convertible Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Failure by the Corporation to mail the notice or any defect in such notice shall not affect the validity of the transaction.

        (c) MANDATORY CONVERSION. So long as the Corporation shall be in compliance in all material respects with its obligations to the holders of the Series A Convertible Preferred Stock (including its obligations under the Registration Rights Agreements and the provisions of this Certificate of Designations) and so long as the Registration Statement shall be effective, on the Mandatory Conversion Date all of the outstanding shares of Series A Convertible Preferred Stock shall be converted, in accordance with the provisions, and subject to the limitations, of this Section 10 into shares of Common Stock to the extent the same are at such time convertible into shares of Common Stock. On the Mandatory Conversion Date all outstanding shares of Series A Convertible Preferred Stock (or such lesser number of shares of Series A Convertible Preferred Stock as are convertible into Common Stock on the Mandatory Conversion Date) shall be converted into such number of shares of Common Stock as shall be determined pursuant to this Section 10 as if the conversion of such number of shares of Series A Convertible Preferred Stock were made by the holders thereof in accordance herewith without any further action on the part of the holders of such shares of Series A Convertible Preferred Stock. Upon receipt by the Corporation of certificates for shares of Series A Convertible Preferred Stock converted into shares of Common Stock in accordance with this Section 10(c), the Corporation shall issue and, within three Trading Days after such surrender, deliver to or upon the order of such holder (1) that number of shares of Common Stock as shall be issuable in respect of the conversion of the number of shares of Series A Convertible Preferred Stock converted into Common Stock as shall be determined in accordance herewith, (2) cash in lieu of any fraction of a share of Common Stock (determined in accordance with Section 10(b)(6)) and (3) a new certificate for the balance of shares of Series A Convertible Preferred Stock, if any.

        (d) CONVERSION AT THE OPTION OF THE CORPORATION. So long as the Corporation shall be in compliance in all material respects with its obligations to the holders of the Series A Convertible Preferred Stock (including its obligations under the Registration Rights Agreements and this Certificate of Designations) and so long as the Registration Statement shall be effective and available for use by all the holders of shares of Series A Convertible Preferred Stock on the conversion date pursuant to this Section 10(d), if on any ten consecutive Trading Days the Market Price is at least $14.00 per share (subject to equitable adjustments from time to time on terms acceptable to the holders of the Series A Convertible Preferred Stock for stock splits, stock dividends, combinations, recapitalizations, reclassifications and similar events occurring on or after the date of filing of this Certificate of Designations with the Secretary of State of the State of Delaware), then at any time within five Trading Days after the end of such ten-day period the Corporation shall have the right, by notice to the holders of Series A Convertible Preferred Stock to require the conversion, in accordance with the provisions, and subject to the limitations, of this Section 10, of all outstanding shares of Series A Convertible Preferred Stock (except as otherwise provided in this Section 10(d)) into shares of Common Stock on the date specified in such notice (which date shall not be more than 15 Trading Days after the date such notice is given to all holders of shares of Series A Convertible Preferred Stock). On the conversion date so specified in such notice, all outstanding shares of Series A Convertible Preferred Stock (or such lesser number of shares of Series A Convertible Preferred Stock as shall be convertible into shares of Common Stock on such conversion date) shall be converted into such number of shares of Common Stock as shall be determined pursuant to this Section 10 as if the conversion of such number of shares of Series A Convertible Preferred Stock were made by the holders thereof in accordance herewith without any further action on the part of the holders of such shares of Series A Convertible Preferred Stock. Upon receipt by the Corporation of certificates for shares of Series A Convertible Preferred Stock converted into shares of Common Stock in accordance with this Section 10
(d), the Corporation shall issue and, within three Trading Days after such receipt, deliver to or upon the order of such holder (1) that number of shares of Common Stock as shall be issuable in respect of the conversion of the number of shares of Series A Convertible Preferred Stock converted into Common Stock as shall be determined in accordance herewith and (2) cash in lieu of any fraction of a share of Common Stock (determined in accordance with Section 10 (b)(6)) and (3) a new certificate for the balance of shares of Series A Convertible Preferred Stock, if any.

        SECTION 11.  VOTING RIGHTS; CERTAIN LIMITATIONS.

         (a) VOTING RIGHTS. Except as otherwise required by law or expressly provided herein, shares of Series A Convertible Preferred Stock shall not be entitled to vote on any matter.

         (b) CERTIFICATE OF INCORPORATION; CERTAIN STOCK. The affirmative vote or consent of the holders of a majority of the outstanding shares of the Series A Convertible Preferred Stock, voting separately as a class, will be required for (1) any amendment, alteration, or repeal, whether by merger or consolidation or otherwise, of the Corporation's Certificate of Incorporation if the amendment, alteration, or repeal materially and adversely affects the powers, preferences, or special rights of the Series A Convertible Preferred Stock, or
(2) except as permitted by Section 4, the creation and issuance of any Senior Dividend Stock or Senior Liquidation Stock; provided, however, that any increase in the authorized preferred stock of the Corporation or the creation and issuance of any stock which is both Junior Dividend Stock and Junior Liquidation Stock shall not be deemed to affect materially and adversely such powers, preferences or special rights and any such increase or creation and issuance may be made without any such vote by the holders of Series A Convertible Preferred Stock except as otherwise required by law.

        (c) REPURCHASES OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK. The Corporation shall not repurchase or otherwise acquire any shares of Series A Convertible Preferred Stock unless the Corporation offers to repurchase or otherwise acquire simultaneously a pro rata portion of each holder's shares of Series A Convertible Preferred Stock for cash at the same price per share.

        SECTION 12. OUTSTANDING SHARES. For purposes of this Certificate of Designations, all shares of Series A Convertible Preferred Stock shall be deemed outstanding except (i) from the date of surrender of certificates representing shares of Series A Convertible Preferred Stock for conversion into Common Stock, all shares of Series A Convertible Preferred Stock converted into Common Stock and (ii) from the date of registration of transfer, all shares of Series A Convertible Preferred Stock held of record by the Corporation or any subsidiary or Affiliate (as defined herein) of the Corporation. For the purposes of this
Section 12, "Affiliate" means any Affiliate of the Corporation, other than the original holders of the shares of Series A Convertible Preferred Stock.

        IN WITNESS WHEREOF, American Technology Corporation has caused this corrected instrument to be signed by its Chairman of the Board and attested by its Secretary as of the 25th day of August, 1997.

                                               AMERICAN TECHNOLOGY
                                                  CORPORATION


                                               By  /s/ ELWOOD G. NORRIS
                                                  ------------------------------
                                                  Elwood G. Norris, Chairman

 ATTESTED:


 By  /s/ RICHARD M. WAGNER
   -------------------------------
   Richard M. Wagner, Secretary